UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 17, 2008
Famous Dave’s of America, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-21625	41-1782300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices)	(Zip Code)
12701 Whitewater Drive, Suite 200, Minnetonka, MN	55343
(952) 294-1300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
     On November 17, 2008, the Registrant announced the closure of its three company owned restaurants located in Atlanta, Georgia, as well as the termination of two leases for restaurant locations previously expected to open in 2009 in Hoffman Estates, Illinois and Hyattsville, Maryland. As a result of the Atlanta restaurant closures, the Registrant expects to recognize expenses during the fiscal 2008 fourth quarter of approximately $2.4 million primarily relating to outstanding payment obligations under the existing leases for the closed locations as well as limited severance benefits for employees at these locations. The Registrant also expects to recognize approximately $50,000 of expenses during the fiscal 2008 fourth quarter associated with the termination of each of the Hoffman Estates and Hyattsville leases (a total of approximately $100,000). These expenses are primarily comprised of professional fees and related general and administrative costs.
     A copy of the Registrant’s press release dated November 17, 2008 announcing the Atlanta restaurant closures and the Hoffman Estates and Hyattsville lease terminations is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.
     (c) Exhibits
99.1	Famous Dave’s of America, Inc. Press Release dated November 17, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Famous Dave’s of America, Inc.
Date: November 20, 2008	By:	/s/ Diana G. Purcel
		Name:	Diana G. Purcel
		Title:	Chief Financial Officer and Secretary